Exhibit 99.3

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Announces Agreement with 100 Percent of its Lenders

Unanimous Vote Affirms Resounding Support of the New Management

Team’s Renewed Focus on LTL Leadership

Agreement Provides Years of Additional Financial Flexibility

OVERLAND PARK, Kan., April 30, 2012 — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it has reached an agreement with its lenders to reset certain financial covenants over the life of the loans and allow the company to retain all proceeds from the auction of certain surplus properties. The amendments were supported by 100 percent of its Term Credit Agreement lenders and 100 percent of its ABL Credit Agreement lenders.

James Welch, chief executive officer of YRC Worldwide said, “When YRCW’s new leadership team was put in place last year, we refocused the company on its core strengths to position the business as a respected industry leader in the North American less-than-truckload (LTL) shipping industry. The new leadership team developed a strategy and business plan, including updated forecasts focused on reinvesting in the quality of the service we provide, and we have successfully executed against both our qualitative and quantitative objectives. To date, we are pleased to have exceeded our forecast and to have reached this agreement with our lenders, which will allow us to continue building on our current momentum and successes.”

“Today, YRCW has the financial flexibility needed to support our growth strategies and to continue gaining market share. Thanks to the company’s talented and dedicated workforce, comprised of 32,000 of the best freight professionals in the industry, we are achieving operational improvements, increasing profitability and better serving our customers,” Welch concluded.

“We appreciate the support of our lenders and believe that these amendments affirm their confidence in our ongoing initiatives, their trust in the leadership and the future of YRCW,” said Jamie Pierson, chief financial officer of YRC Worldwide.” Pierson continued, “Over the last several quarters – while strengthening our liquidity position and sharpening our focus on the North American LTL shipping market – we have announced the dispositions of our truckload subsidiary and a significant portion of our excess real estate as well as the divestiture of one of our Chinese joint ventures. This agreement and unanimous support of all of our senior lenders is a testament not only to what we have done but also what we are doing. Now, it is time to return this Company to the prominence and pride that it once held as the most revered company in the industry.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our obligations related to our substantial indebtedness and lease and pension funding requirements; our ability to finance the maintenance, acquisition and replacement of revenue equipment and finance other necessary capital expenditures; changes in equity and debt markets; general or regional economic activity, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements on our future liquidity and profitability; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price increases; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the Securities and Exchange Commission, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful brands including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn, and provides China-based services through its JHJ joint venture. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher 913-696-6108 stephanie.fisher@yrcw.com

Media Contact:	Suzanne Dawson Linden, Alschuler & Kaplan 212-329-1420 sdawson@lakpr.com